Exhibit 10.2

October 22, 2009

Dr. Dirk van den Boom

638 Bonair Way, Unit A

La Jolla, California 92037

Dear Dirk:

Congratulations on your promotion to Vice President, Research & Development. In this exempt position reporting to Ron Lindsay, you will be paid a monthly salary of $20,833.33 (annualized at $250,000) retroactive to May 1, 2009.

You will receive an additional 25% pro-rata bonus opportunity for successful, timely, completion of specific, written goals for the period May 1, to December 31, 2009 which, if earned, will be paid in the first quarter of 2010. Also, you are eligible for another 25% pro rata bonus opportunity for successful, timely completion of specific, written goals for the first six months of 2010 which if earned will be paid in the third quarter of 2010. These two bonus opportunities are in addition to your current 2009 Sequenom Employee Bonus Plan and any 2010 Sequenom Employee Bonus Plan.

The Compensation Committee of the Board of Directors has approved that you be granted an incentive stock (or non-qualified as may be required due to applicable limitations) option to purchase 30,000 shares of Common Stock. These options will time vest over 4 years (48 successive equal monthly installments). The exercise price per share shall be equal to the fair market value of a share of Common Stock on the date of grant. Additionally, the Company is in the process of designing an incentive/retention plan for all employees. You will participate in this plan at a level which will approximate 70,000 shares of stock options or equivalent value RSUs or a combination thereof. The vesting for these RUSs or options will be upon the completion of specific written goals in specified time frames.

Dirk, congratulations again on your promotion.

Sincerely,

/s/ Alisa Judge

Alisa Judge,

Vice President, Human Resources